Exhibit 99.1
Contact:
Scott Poteracki
Chief Financial Officer
949-885-7300
spoteracki@mti.com
MTI TECHNOLOGY CORPORATION ANNOUNCES
AGREEMENT TO SELL EUROPEAN OPERATIONS AND
COMMENCEMENT OF BANKRUPTCY PROCEEDINGS
TUSTIN, CA, October 16, 2007 — MTI Technology Corporation (Pink Sheets: MTIC) announced today that it has reached a definitive agreement with Zinc Holdings, LLC, a private equity sponsored investment group, pursuant to which, subject to bankruptcy court approval, Zinc Holdings will acquire MTI’s European operating subsidiaries for approximately $5.5 million cash at closing. MTI also announced today that, due primarily to continued operational and financial difficulties experienced by its U.S. operations, it has filed for bankruptcy protection pursuant to Chapter 11 of the U.S. Bankruptcy Code. Since the bankruptcy filing covers MTI only, and not its subsidiaries, MTI expects its European operating subsidiaries to continue to operate in the ordinary course of business pending court approval of their sale to Zinc Holdings. The sale of the European operating subsidiaries is expected to close, pending court approval and other customary closing conditions, in the fourth quarter of 2007.
Thomas P. Raimondi, MTI’s CEO and President, stated “After evaluating alternatives, we ultimately determined that seeking protection for MTI in bankruptcy will provide us with the best path to effect the sale of our corporate assets, including the sale of our European operations, and the wind down of our operations in an orderly fashion.”
MTI also announced that it had entered into a definitive agreement with Zinc Holdings to provide debtor in possession financing to MTI for a limited period of time in connection with its bankruptcy proceeding. The proposed financing is also subject to court approval and customary conditions. All borrowings by MTI under the financing arrangement will require the prior approval of The Canopy Group, Inc., MTI’s primary pre-petition secured creditor and a significant stockholder.
In connection with its bankruptcy filing, MTI intends to continue to cut costs in the United States, including the completion of layoffs of the majority of its U.S. workforce while seeking a possible buyer or buyers for all or portions of its remaining assets. Following the completion of any such sales, MTI intends to liquidate the remainder of its assets in appropriate bankruptcy proceedings.
MTI does not believe that sufficient funds will be available following the applicable bankruptcy sales and liquidation to fully satisfy the claims of its secured and unsecured creditors. As a result, MTI’s equity holders would not receive any funds from the bankruptcy estate. MTI intends to dissolve following the completion of the applicable bankruptcy proceedings.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the MTI’s expectations, goals or intentions regarding the future, including, but not limited to, statements regarding its expectations and intentions regarding its plans to sell its European operating subsidiaries, its intentions regarding continued cost reductions, employee layoffs and seeking other buyers for its remaining assets. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially include but are not limited to failure to satisfy the conditions to closing in the definitive sale agreement, outcomes and developments in MTI’s bankruptcy proceedings, court rulings in the bankruptcy proceedings, litigation, MTI’s available financing, MTI’s ability to borrow under the financing arrangements and obtain all necessary approvals in connection therewith, adverse developments in and increased or unforeseen legal and other costs, and the possibility that customers and others with whom MTI has contracted will terminate or reduce their relationships with MTI. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of MTI’s Form 10-K, as amended, for the fiscal year ended April 7, 2007, which is on file with the SEC, and in its other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to MTI as of the date hereof, and MTI assumes no obligation to update any forward-looking statement.